EXHIBIT 15



November 13, 1997



To Mirage Resorts, Incorporated

We are aware that Mirage Resorts, Incorporated has incorporated by reference in its Registration Statements on Form S-8 (File No. 33-16037), on Form S-8 (File No. 33-48394), on Form S-8 (File No. 33-63804), on Form S-8 (File No. 33-60183), on Form S-3 (File No. 33-65317) and on Form S-3 (File No. 333-39029) its Form 10-Q for the quarter ended September 30, 1997, which includes our report dated November 13, 1997 covering the un-audited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, that report is not considered a part of these registration statements or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

Very truly yours,



ARTHUR ANDERSEN LLP